UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 16, 2011
WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-11953	30-0513080

(Commission File Number)	(IRS Employer Identification No.)
4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)
(713) 403-8000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 16, 2011, following receipt of the requisite consents of the holders of its 6.5% Convertible Senior Notes due 2012, Willbros Group, Inc. (the “Company”) entered into a Fourth Supplemental Indenture dated as of September 16, 2011 (the “Fourth Supplemental Indenture”), with Willbros United States Holdings, Inc., a subsidiary of the Company formerly known as Willbros USA, Inc., as guarantor, and BOKF, NA dba Bank of Texas, as successor trustee to the Indenture dated as of December 23, 2005, as supplemented by the First Supplemental Indenture dated as of November 2, 2007, the Second Supplemental Indenture dated as of March 3, 2009 and the Third Supplemental Indenture dated as of July 1, 2010 (as previously supplemented, the “Indenture”). The Fourth Supplemental Indenture amends Section 6.13 of the Indenture to increase the maximum “Consolidated Leverage Ratio” for the quarters ending September 30, 2011, December 31, 2011 and March 31, 2012 and decrease the maximum Consolidated Leverage Ratio below the current 4.0 to 1.0 level for the remainder of 2012. In addition, the Fourth Supplemental Indenture conforms the definition of “Consolidated EBITDA” in the Indenture to the definition of Consolidated EBITDA in the Company’s credit agreement dated as of June 30, 2010, as amended (the “2010 Credit Agreement”). The Company believes that the Fourth Supplemental Indenture enhances its financial flexibility for the remainder of fiscal 2011 and the first quarter of 2012 by enabling it to borrow up to the full $25.0 million of revolving loans otherwise available under the 2010 Credit Agreement. The foregoing description of the Fourth Supplemental Indenture does not purport to be complete and is qualified by reference to the Fourth Supplemental Indenture, a copy of which is filed as Exhibit 4 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is filed herewith:
4	Fourth Supplemental Indenture dated September 16, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: September 16, 2011	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

4	Fourth Supplemental Indenture dated September 16, 2011.

4